Joe's Reports Net Sales of $24.2 Million for Third Quarter 2011

LOS ANGELES, CA -- (Marketwire - October 11, 2011) - Joe's Jeans Inc. (the "Company") (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2011. Highlights were:

  Third quarter net sales declined 5% to $24.2 million;

  Overall gross margins were 40%, down from 46% in the prior year comparative period due to an inventory write down; and

  Operating loss of $2.6 million for the third quarter of fiscal 2011 due to $2.8 million of non-cash charges.

For the quarter ended August 31, 2011, overall net sales were $24.2 million compared to $25.5 million from the prior year comparative period, or a 5% decrease. Our overall gross profit decreased to $9.7 million compared to $11.8 million, or a 17% decrease, in the prior year comparative period. Overall gross margins were 40% compared to 46% in the prior year comparative period. Our gross profit and gross margins were negatively impacted by a write down of $1.6 million to the lower of cost or market for certain jean leggings, non-denim pants and aged collection inventory. The write down reduced our gross profit and was the primary contributor in our gross margin reduction. In addition, our operating expenses were negatively impacted by an impairment charge of $1.14 million at two of our retail stores, resulting in operating loss of $2.6 million compared to operating income of $1.5 million in the prior year comparative period.

Wholesale

Net sales for our wholesale segment in the third quarter of fiscal 2011 decreased to $19.7 million compared to $21.3 million in the third quarter of fiscal 2010. Within our wholesale business, our men's sales channel experienced growth, while women's and international sales channels decreased. Marc Crossman, President and Chief Executive Officer, commented, "Our Fall 2011 collection, which hit retail stores at the very end of the third quarter, has performed very well. Our product offering of fashion denim, new, revamped core and novel, unique collection pieces, combined with cross platform advertising, has resulted in sales outpacing stock levels and generated numerous re-orders in our fourth quarter." Crossman continued, "In addition, our men's business continues to grow with a 40% increase and driven not only through expanding our distribution channel, but also by increasing sales dollars in our current department and specialty store channels." Gross margins for our wholesale segment were 34% compared to 44% due to a write down of $1.6 million in the carrying value of certain finished goods inventory to market. Excluding this write down, our gross margins would have been eight percentage points higher. Wholesale operating expense declined to $3.6 million from $3.8 million.

Retail

Net sales from our retail segment in the third quarter of fiscal 2011 increased to $4.4 million compared to $4.2 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from growing our store base from 14 to 21 in the comparative periods. Gross margins for our retail segment were 67% compared to 55% in the respective comparative periods. Our overall retail gross margins increased as a result of an increase in pricing and less promotional activity at our retail outlet stores. Retail operating expense increased as a result of operating 21 retail stores compared to 14 in the prior year period and an impairment charge of $1.14 million to reduce the carrying value of certain long lived assets at two of our stores.

Corporate and Other

For the third quarter of fiscal 2011, our corporate and other expenses were $4.5 million compared to $4.2 million a year ago. Corporate and other expenses increased due to our investment in print and other advertising costs associated with support and promotion of the Joe's® brand and products.

The Company will host a conference call on Tuesday, October 11, 2011 at 4:30 p.m. Eastern Time with the Company's Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the third quarter ended August 31, 2011.

To access the live call, please dial (866) 271-5140 (U.S.) or (617) 213-8893 (International). The conference ID number and participant passcode is 12988250 and is entitled the "Q3 2011 Joe's Jeans Inc. Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:30 p.m. Eastern Time on October 11, 2011 until 11:59 p.m. Eastern Time on October 17, 2011 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 98860805. In addition, the conference call will be archived for two weeks on the Company's website at www.joesjeans.com.

                      JOE'S JEANS INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)

                                                     Three months ended
                                                ----------------------------
                                                  August 31,     August 31,
                                                     2011           2010
                                                -------------  -------------
                                                         (unaudited)
Net sales                                       $      24,151  $      25,534
Cost of goods sold                                     14,407         13,732
                                                -------------  -------------
  Gross profit                                          9,744         11,802

Operating expenses
  Selling, general and administrative                  10,919         10,070
  Depreciation & amortization                             323            223
  Retail stores impairment                              1,144              -
                                                -------------  -------------
                                                       12,386         10,293
                                                -------------  -------------
Operating (loss) income                                (2,642)         1,509
  Interest expense                                        111            113
                                                -------------  -------------
(Loss) income before provision for taxes               (2,753)         1,396
  Income tax (benefit) expense                           (715)           838
                                                -------------  -------------
Net (loss) income                               $      (2,038) $         558
                                                =============  =============

(Loss) earnings per common share - basic        $       (0.03) $        0.01
                                                =============  =============

(Loss) earnings per common share - diluted      $       (0.03) $        0.01
                                                =============  =============

Weighted average shares outstanding
  Basic                                                64,128         62,841
  Diluted                                              64,128         64,494

The following table sets forth certain segment information for the three months ended August 31, 2011 and 2010, respectively:

                     JOE'S JEANS INC. AND SUBSIDIARIES
                              Segment Results
                               (in thousands)

                                                    Three months ended
                                               ----------------------------
                                                 August 31,     August 31,
                                                    2011           2010
                                               -------------  -------------
                                                        (unaudited)
Net sales:
  Wholesale                                    $      19,705  $      21,349
  Retail                                               4,446          4,185
                                               -------------  -------------
                                               $      24,151  $      25,534
                                               =============  =============

Gross Profit:
  Wholesale                                    $       6,754  $       9,498
  Retail                                               2,990          2,304
                                               -------------  -------------
                                               $       9,744  $      11,802
                                               =============  =============

Operating income (loss):
  Wholesale                                    $       3,135  $       5,741
  Retail                                              (1,248)           (10)
  Corporate and other                                 (4,529)        (4,222)
                                               -------------  -------------
                                               $      (2,642) $       1,509
                                               =============  =============

About Joe's Jeans Inc.

Joe's Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words "intend," "believe," "estimate," "project," "expect" or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company's financial performance; the highly competitive nature of the Company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company's ability to respond to the business environment and fashion trends; continued acceptance of the Joe's® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company's other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Joe's Jeans Inc.

Investor Relations:
Hamish Sandhu
323-837-3700 x 304

Press:
Alejandra Dibos
Alejandra@joesjeans.com